UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2004

SMITHFIELD FOODS, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-15321	52-0845861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Commerce Street Smithfield, Virginia	23430
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (757) 365-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On November 15, 2004, the Registrant entered into an agreement with an initial purchaser regarding the private placement of $200 million aggregate principal amount of its 7% Senior Notes due 2011 (the “Notes”) to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The Notes were issued at 106% of aggregate principal amount and will yield 5.9%. On November 19, 2004, the Registrant issued the Notes and received net proceeds of approximately $209.9 million, after deducting the discount to the initial purchaser and estimated expenses related to the offering, and excluding accrued interest of $4.1 million.

The Notes are general unsecured senior obligations of the Registrant and are not guaranteed by the Registrant’s subsidiaries or any third party. Interest is payable on February 1 and August 1 of each year beginning February 1, 2005 until the maturity date of August 1, 2011. The Registrant may redeem up to 35% of the Notes before August 1, 2007, using the proceeds of certain equity offerings. The Registrant is required to repurchase the Notes if it sells all or substantially all of its assets or experiences specific kinds of changes in control.

The Notes are additional debt securities under an indenture dated August 4, 2004 (the “Indenture”), between the Company and SunTrust Bank, as Trustee, under which the Registrant previously issued $400 million aggregate principal amount of 7% Senior Notes due 2011 (the “Initial Notes”). The terms of the Indenture, among other things, limit the Registrant’s ability to (i) incur additional debt, (ii) issue redeemable stock and preferred stock, (iii) repurchase capital stock, (iv) make other restricted payments including, without limitation, paying dividends and making investments, (v) create liens, (vi) redeem debt that is junior in right of payment to the Initial Notes and Notes, (vii) sell or otherwise dispose of assets, including capital stock of subsidiaries, (viii) enter into agreements that restrict dividends from subsidiaries, (ix) enter into mergers or consolidations, (x) enter into transactions with affiliates, (xi) guarantee indebtedness, (xii) enter into sale and leaseback transactions and (xiii) enter into new lines of business. These covenants are subject to a number of exceptions. The Indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods): nonpayment, breach of covenants in the Indenture, payment defaults or acceleration of other indebtedness, a failure to pay certain judgments and certain events of bankruptcy, insolvency and reorganization. Generally, if an event of default occurs, the trustee or the holders of at least 25% in principal amount of the then outstanding Initial Notes and Notes may declare all of the Initial Notes and Notes to be due and payable immediately.

The offering and sale of the Notes were not registered under the Securities Act of 1933, as amended, and the Notes may not be reoffered or resold in the United States absent registration or an applicable exemption from registration requirements.

In connection with the issuance of the Notes, the Registrant and the initial purchaser entered into a registration rights agreement dated as of November 19, 2004 (the “Registration Rights Agreement”) for the benefit of the holders of the Notes obligating the Registrant to file a registration statement with the SEC so that holders of the Notes may exchange their Notes for registered notes having substantially the same terms as the Notes. The Registrant will use its reasonable best efforts to cause the exchange to be completed within 180 days after the issuance of the Notes. Holders of the Notes will be entitled to the payment of additional interest if the Registrant does not comply with these obligations with the specified time periods. The terms of the Registration Rights Agreement are substantially the same as the terms of a registration rights agreement entered into by the Registrant in August 2004 in connection with the issuance of the Initial Notes. The exchange of the Initial Notes for registered notes was completed on November 18, 2004.

The Indenture and the Registration Rights Agreement are incorporated by reference or filed as Exhibits 4.1 and 4.2 hereto, respectively. The description of the material terms of the Indenture and the Registration Rights Agreement is qualified in its entirety by reference to Exhibits 4.1 and 4.2 to this Report.

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is incorporated by reference.

Section 8 – Other Events

Item 8.01 Other Events.

On November 15, 2004, the Registrant issued a press release announcing plans for a private offering of its Senior Notes due 2011. The information contained in the press release, which is attached as Exhibit 99.1 to this report, is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c)	Exhibit 4.1	Indenture between the Company and SunTrust Bank, as trustee, dated August 4, 2004 regarding the issuance by the Company of senior notes (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on September 10, 2004).

	Exhibit 4.2	Registration Rights Agreement dated as of November 19, 2004 between the Company and the Initial Purchaser named therein regarding the registration by the Company of $200,000,000 Senior Notes due 2011 (filed herewith).

	Exhibit 99.1	Press release, dated as of November 15, 2004, announcing a private offering of Senior Notes (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITHFIELD FOODS, INC.

Date: November 19, 2004	/s/ Daniel G. Stevens
Daniel G. Stevens
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit 4.2	Registration Rights Agreement dated as of November 19, 2004 between the Company and the Initial Purchaser named therein regarding the registration by the Company of $200,000,000 Senior Notes due 2011.

Exhibit 99.1	Press release, dated as of November 15, 2004, announcing an offering of Senior Notes.